Exhibit 3.130

OPERATING AGREEMENT

FOR

AUTO PORTFOLIO SERVICES, LLC

Effective as of

January 1, 2010

- i -

- ii -

OPERATING AGREEMENT FOR

AUTO PORTFOLIO SERVICES, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of January, 2010 (the “Effective Date”), by and between Auto Portfolio Services, LLC, an Indiana limited liability company (the “Company”), and ADESA, Inc., an Indiana corporation, as the sole initial Member of the Company. The Company was organized as a limited liability company under the Indiana Business Flexibility Act, as amended, Ind. Code § 23-18-1-1 et seq. (the “Act”). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

ARTICLE I.

PURPOSES

As set forth in the Articles, the purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1. Formation. The Company was formed pursuant to the Act upon the filing of the Articles with the Secretary of State of the State of Indiana effective November 30, 2009. The rights and obligations of the Member and the Company shall be as provided under the Act, the Articles and this Agreement. The Member agrees to each of the provisions of the Articles.

Section 2.2. Principal Office. The principal office of the Company shall be at 13085 Hamilton Crossing Boulevard, Suite 380, Carmel, Indiana 46032 or such other place or places as may be determined by the Member from time to time.

Section 2.3. Registered Office and Registered Agent. The address of the Company’s registered office shall be 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46004, and the name of its initial registered agent at such address shall be Corporation Service Company. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

Section 2.4. Duration. The existence of the Company shall continue in perpetuity, unless the Company is dissolved in accordance with Article IX or the Act.

ARTICLE III.

MEMBERS AND CAPITAL STRUCTURE

Section 3.1. Name and Address of Member. The name of the Member and its last known business, residence or mailing address is listed on the attached Exhibit A. The Member shall update Exhibit A from time to time as necessary to accurately reflect the information therein.

Section 3.2. Capital Contributions. The initial Capital Contribution to the Company of the Member is set forth on Exhibit A.

Section 3.3. Additional Capital. The Member shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section 3.2.

Section 3.4. Capital Accounts.

(a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of the Member. The Capital Account of the Member shall consist of (i) the amount of cash the Member has contributed to the Company, plus (ii) the fair market value of any property the Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to the Member, less (iv) the amount of losses and deductions allocated to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liability assumed by such Member or to which such property is subject, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code.

(b) The Member shall not have any liability or obligation to restore a negative or deficit balance in its Capital Account.

Section 3.5. Member Loans or Services. Loans or services by the Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Member.

Section 3.6. Admission of Additional Members. The Member may admit Additional Members to the Company, who will be entitled to participate in the rights of Members as described herein, with admission thereof on such terms as are determined by the Member, provided, however, that each Additional Member shall sign a copy of this Agreement and shall agree to be bound by all terms and conditions thereof. Any such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement or any successor agreement hereto.

Section 3.7 Certificate of Membership Interest.

(a) Recognition of Member. The Company is entitled to recognize a Person registered on its books as the owner of the specified percentage Membership Interest of the Company as having the exclusive right to receive distributions and to vote notwithstanding any other Person’s equitable or other claim to, or interest in, such Membership Interest.

(b) Transfer of Membership Interests. Membership Interests are transferable only on the books of the Company, subject to any transfer restrictions imposed by the Articles, this Agreement, or an agreement among the Member and the Company. Membership Interests may be so transferred upon presentation of the certificate representing the Membership Interests, endorsed by the appropriate Person or Persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer.

(c) Certificates. Each Member is entitled to a certificate signed (manually or in facsimile) by the Member or officers designated by the Member setting forth (i) the name of the Company and that it was organized under Indiana law, (ii) the name of the Person to whom issued, (iii) the percentage of Membership Interest represented, and (iv) the legend set forth in Section 3.8 below. A specimen certificate evidencing the form of certificate of Membership Interest of the Company is attached hereto as Exhibit B.

(d) Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Member, the Member in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his or its certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Member may require, and shall give the Company a bond of indemnity in the amount and form which the Member may prescribe.

Section 3.8. Membership Interests Shall be Securities. The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8.1 of the Uniform Commercial Code as in effect in the state of Indiana. Each certificate evidencing the Membership Interests of the Company shall bear the following legend: “This Certificate evidences an interest in Auto Portfolio Services, LLC and shall be a security for purposes of Article 8.1 of the Uniform Commercial Code as in effect in the state of Indiana.” This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.

ARTICLE IV.

GOVERNANCE OF THE COMPANY

Section 4.1. Management by the Member. As provided in the Articles, management of the business and affairs of the Company is vested in the Member.

Section 4.2. Action by the Company. The Company shall act only by or under the authority of the Member.

Section 4.3. Delegation of Certain Management Authority. The Member may delegate to one or more officers of the Company any management responsibility or authority. The Member may create such offices and officer positions as it deeds necessary. The Members may, from time to time, elect or appoint officers and grant the day-to-day management and conduct of the Company’s business and affairs to the officers. Officers may, but need not, be Members or employees of the Company. Officers may be removed (with or without cause) and vacancies in offices may be filled at any time and from time to time by the Member.

Section 4.4 Officers. Except as may from time to time be determined otherwise by the Member, the officers of the Company shall be a President, a Vice President, a Secretary, and Chief Financial Officer and Treasurer. The Member may also choose and appoint additional Vice Presidents, one or more Assistant Secretaries or Assistant Treasurers and such other officers and assistant officers as may be deemed necessary or appropriate by the Member.

Section 4.4.1 President. Unless the Member otherwise provide, the President of the Company shall be the chief executive officer of the Company with such general executive powers and duties of supervision and management as are usually vested in the office of the chief executive officer, shall carry into effect all directions of the Member, shall sign all notes, agreements or other instruments in writing made and entered into for or on behalf of the Company and shall have general supervision over the business and affairs of the Company.

Section 4.4.2. Vice President. The Vice President of the Company shall report directly to the President, and shall have such powers and duties as the Member may from time to time prescribe.

Section 4.4.3. Secretary. The Secretary of the Company shall keep an accurate record of the proceedings of the meetings of the Member(s) and shall perform such other duties as are usually incident to the office of the Secretary.

Section 4.4.4. Chief Financial Officer and Treasurer. The Chief Financial Officer and Treasurer of the Company is responsible for (a) keeping correct and complete books of account which accurately show at all times the financial condition of the Company, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Company, and (c) depositing all funds of the Company with such depositories as the Members shall designate. The Treasurer shall furnish at meetings of the Members, or when otherwise requested, a statement of the financial condition of the Company. The Treasurer has such other duties as the Members may from time to time prescribe. The Treasurer shall be entitled to rely and shall be deemed to be acting in good faith in relying upon, the advice of counsel or the public accountants of the Company.

Section 4.5. Liability. Officers shall not be personally liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other officer, agent or employee of the Company. An officer is not liable for any action taken as an officer, or for any failure to take any action, unless the officer has breached or failed to perform the officer’s duties to the Company and the breach or failure to perform constitutes willful misconduct or recklessness.

Section 4.6. Performance of Duties and Reliance on Others. An officer shall perform the officer’s duties in good faith, in a manner the officer reasonably believes to be in the best interest of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing the officer’s duties, an officer shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless the officer has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) another officer in the Company or one or more employees or other agents in the Company whom the officer reasonably believes to be reliable and competent in the matters presented; or

(b) any attorney, public accountant or other person as to matters which the officer reasonably believes to be within such person’s professional or expert competence.

ARTICLE V.

ACCOUNTING AND RECORDS

Section 5.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

Section 5.2. Access to Records. The books and records of the Company, to the extent required by the Act, shall be maintained at the Company’s Principal Office, and the Member and the duly authorized representatives of the Company shall have access to where they are located and have the right to inspect and copy them during ordinary business hours.

Section 5.3. Annual Tax Information. The Company shall use its best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of the Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Account of the Member.

Section 5.4. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Member. The Member may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

Section 5.5. Federal Income Tax Elections. The Member shall make all elections for federal income tax purposes.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated 100% to the Member.

Section 6.2. Distributions. Cash or other property shall be distributed to the Member at such time as the Member shall determine.

ARTICLE VII.

TRANSFERS OF INTERESTS

Section 7.1. Transferability. The Member may Transfer all or any portion of its Membership Interest to another Person at any time. If the Member Transfers all of its Membership Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with Section 3.6, the Member shall cease to be a Member and shall not have any power to exercise any rights of a Member.

ARTICLE VIII.

DISSOCIATION OF A MEMBER

Section 8.1. Dissociation. The Member ceases to be a Member upon the occurrence of either of the following events (each an “Event of Dissociation”):

(a) the Member voluntarily withdraws from the Company; or

(b) the Member Transfers its entire Membership Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with the terms of Section 3.6.

ARTICLE IX.

DISSOLUTION AND WINDING UP

Section 9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:

(a) A determination by the Member that the Company shall be dissolved; or

(b) At such earlier time as may be provided by applicable law.

Notwithstanding any other provision of this Agreement or the Act, the Member hereby agrees that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of this Section 9.1.

Section 9.2. Winding Up. Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets; (b) disposing of properties that will not be distributed in kind to the Member; (c) discharging or making provision for discharging liabilities; (d) distributing the remaining property to the Member; and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in Ind. Code § 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code § 23-18-9-9.

Section 9.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

(a) To creditors, including the Member if it is a creditor of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Member pursuant to Article VI;

(b) To the Member to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and

(c) To the Member in respect of its Capital Account after giving effect to all contributions, distributions and allocations for all periods.

ARTICLE X.

AMENDMENTS

Section 10.1. Amendments. The Member may amend this Agreement from time to time by written instrument reflecting such amendment.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement between the Member and the Company with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Member and the Company. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the parties or have any force or effect whatsoever.

Section 11.2. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana.

Section 11.3. Binding Effect; Conflicts. This Agreement will be binding upon and inure to the benefit of the parties, and their respective distributees, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.

Section 11.4. Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

Section 11.5. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

Section 11.6. Additional Documents and Acts. Each party agrees to promptly execute and deliver such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the other party may determine to be necessary, useful or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.

Section 11.7. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 11.8. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on Exhibit A. Any party may, at any time by giving five days’ prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 11.9. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

Section 11.10. No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.

Section 11.11. Incorporated Schedule and Exhibits. The following Schedule and Exhibit are attached to and/or have been identified as Schedules and Exhibits to this Agreement and are incorporated in this Agreement by reference as if fully set forth herein:

Schedule I to Operating Agreement. Schedule of Definitions.

Exhibit A to Operating Agreement. Name and Address of Member and Capital Contribution.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

COMPANY:

Auto Portfolio Services, LLC

By:	/s/ Mark R. Nelson

Print Name:	Mark R. Nelson

Title:	Secretary

MEMBER:

ADESA, Inc.

By:	/s/ Becca Polak

Print Name:	Becca Polak

Title:	Secretary

Schedule I

to

Operating Agreement

Schedule of Definitions

The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any term used but not defined in this Agreement shall have the meanings set forth in the Act. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Indiana Business Flexibility Act, as the same may be amended from time to time.

“Additional Member” means any Person admitted as a Member pursuant to Section 3.6.

“Agreement” means this Operating Agreement of the Company, as originally executed and as amended from time to time.

“Articles” means the Articles of Organization of the Company, as originally filed with the Secretary of State of the State of Indiana and as amended from time to time.

“Capital Contribution” means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown on Exhibit A, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Entity” means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.

“Event of Dissociation” means any of the events listed in Section 8.1 upon which the Member ceases to be a Member.

“Membership Interest” means the entire ownership interest of the Member in the Company at any particular time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act, together with the obligations of the Member to comply with all of the terms and provisions of this Agreement.

Schedule I - 1

“Member” refers to ADESA, Inc. as the sole initial Member of the Company and any Additional Members that may be admitted to the Company.

“Operating Agreement” means this Agreement.

“Person” means an individual or an Entity.

“Principal Office” means the address established pursuant to Section 2.2.

“Transfer” means any “assignment” as that term is used in Ind. Code § 23-18-6-3.1 and -4.1, and includes any gift, sale, exchange, assignment, conveyance, alienation or other transfer, whether voluntary or involuntary, and includes any Transfer to a receiver, bankruptcy trustee, judgment creditor, lienholder, holder of a security interest, pledge or other encumbrance, and Transfer upon judicial order or other legal process.

Schedule I - 2

Exhibit A

To Operating Agreement

Name and Address of Member, Capital Contribution and Percentage Interest

(As of November 30, 2009)

Member	Capital Contribution	Percentage Interest

ADESA, Inc. 13085 Hamilton Crossing Blvd. Suite 500 Carmel, IN 46032	$1000.00	100%

Exhibit A